Exhibit 10.2

SUPPLY AGREEMENT

BETWEEN

FRANKLIN COVEY PRODUCTS, LLC

AND

FRANKLIN COVEY PRODUCT SALES, INC.

MADE EFFECTIVE AS OF

JULY 5, 2008, 11:59 P.M., MOUNTAIN DAYLIGHT TIME

i

Exhibit A    Standard Spread

ii

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”) between Franklin Covey Products, LLC, a Utah limited liability company (“FC Products LLC”), and Franklin Covey Product Sales, Inc., a Utah corporation (“FC Sales Inc.”), dated July 7, 2008 is made effective as of July 5, 2008, 11:59 P.M. Mountain Daylight Time.

Recitals

WHEREAS, Franklin Covey Co., a Utah corporation (“Franklin Covey Co.”), certain Affiliates of Franklin Covey Co., FC Sales Inc., and FC Products LLC are parties to a Master Asset Purchase Agreement dated as of May 22, 2008, as amended (the “Asset Purchase Agreement”), a Master License Agreement made effective as of July 5, 2008, 11:59 P.M. Mountain Daylight Time (the “License Agreement”), a Master Shared Services Agreement made effective as of July 5, 2008, 11:59 P.M. Mountain Daylight Time (the “Shared Services Agreement”), a Sublease Agreement between Franklin Development Corporation and FC Products LLC (the “Lease Agreement”) and a Sub-sublease Agreement between FC Products LLC and Franklin Covey Co. (the “Sub-sublease Agreement”) (collectively the “Ancillary Agreements”); and

WHEREAS, the parties wish to supply Products and to receive Products to fulfill the purposes of the License Agreement, subject to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

ARTICLE I.  DEFINITIONS

1.1    Definitions.  All capitalized terms used in this Agreement have the meanings set forth below, unless the context clearly indicates otherwise.

“Affiliate” means, when used with reference to any Person, any other Person that directly, or indirectly through one or more intermediaries, has control of the first Person, or of which the first Person has control, or which is under common control with the first Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” has the meaning set forth in the Recitals.

“Asset Purchase Agreement” has the meaning set forth in the Recitals.

“Assigned Software” means the Software assigned to FC Products LLC pursuant to the Asset Purchase Agreement and includes the Forms Wizard, Address/Phone and Confidant software products.

“Assigned Trademarks” means the Trademarks listed on Exhibit B of the License Agreement.

“Binders And Totes” means those products sold by FC Products LLC (i) that can be used to organize and manage Planners and other Paper-Based Products or (ii) that are used to carry materials, including bags, cases and satchels.

“Boxed PlanPlus Software” means the planning and organizational Software currently known as PlanPlus for Outlook, PlanPlus for Windows, PlanOne, TasksPlus and ProjectsPlus.

“Business Day” means any day, other than Saturday or Sunday, on which commercial banks in the United States of America are open for business.

“Confidential Information” has the meaning set forth in Section 11.1.

“Content-Rich Media” means content created, prepared, commissioned or licensed by Licensor and presented in books, audio books, videos, audiotapes, CDs, DVDs and similar media (other than Software), including each of the foregoing that is delivered in downloadable format, not including the 7 Habits Interactive Product.

“Corporate Gift Items” means those objects typically given as gifts in a corporate setting, including, without limitation, paperweights, desk sets and similar items.

“Delivery Date” means the date on which the parties agree to deliver any Product subject to a Purchase Order.

“Discloser” has the meaning set forth in Section 11.1.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.  Depreciation expense generated in the production of inventory shall be included in inventory’s standard cost and the amortization of certain costs directly associated with the generation of revenue may be included in the EBITDA calculation (i.e. will lower EBITDA).  Examples of these costs include the depreciation of equipment specifically used for the production of inventory or the amortization of a prepaid author royalty.

“Education Planner” means a Planner that is designed to be used by educators or students and that contains training or Execution-Related Materials.

“Effective Date” has the meaning set forth in Section 8.1.

“Execution-Related Materials” means information included in a Planner that assists an individual in performing tasks required or recommended by an employer, client or similar entity.  As an example and without limitation, execution-related materials include information in a Planner for a retail manager that sets out steps to be followed in preparation for the peak retail selling season.

“FC Sales Inc. Change of Control” means (i) the acquisition of FC Sales Inc. by a third party by means of any transaction or series of transactions (including, without limitation, any acquisitions, recapitalization, conversion, reorganization, stock purchase, merger or consolidation); (ii) a sale or other disposition of all or substantially all the assets of FC Sales Inc.; (iii) any of the foregoing transactions involving the parent corporation of FC Sales Inc.; or (iv) the acquisition of equity securities by a Person or Persons acting as a group, which together with equity securities already held by such Person or Persons, constitutes more than 50% of the total voting power of the parent corporation of FC Sales Inc.

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Individual Effectiveness, Management/Leadership and/or Organizational Execution Skills” means any and all organizational, management, leadership or personal effectiveness skills and the techniques and strategies for attaining such skills including, without limitation, executive coaching, management coaching, performance review, trust-building (in or out of an organizational setting), execution-related skills, personal time management, personal performance, personal goal-setting (including personal time-management, performance and goal setting in any academic or educational environment), family effectiveness, family organization, family goal-setting, family values, personal fitness, wellness and life balance, and any other form of training.

“Lease Agreement” has the meaning set forth in the Recitals.

“License Agreement” has the meaning set forth in the Recitals.

“Licensed Copyrights” means the copyrights and copyrighted materials, whether registered or not, that are listed on Exhibit C of the License Agreement.

“Licensed Materials” means the Licensed Trademarks and the Licensed Copyrights as set forth and defined in the License Agreement.

“Licensed Products” means those products listed on Exhibit D of the License Agreement.

“Licensed Trademarks” means those trademarks listed on Exhibit A of the License Agreement.

“MFN Pricing” means the party purchasing the good shall receive a price no less favorable than the price available to other similarly situated purchasers for the same good at the time of the sale.

“Mobile PlanPlus Software” means the planning and organizational Software for use by customers through cellular telephones or similar personal device and currently known as Mobile PlanPlus.

“Motivational Artwork” means any print, artwork or other display-worthy media that incorporates Licensed Trademarks and/or Licensed Copyrights.

“New Licensed Product” means a new product that is not substantially similar to an existing Licensed Product and that uses Licensed Materials.

“New Non-Licensed Product” means a new product that is not substantially the same as an existing Licensed Product and that does not use Licensed Materials.

“New Product” means any New Licensed Product, New Non-Licensed Product or an extension of a Specialty Product that differs significantly from the Specialty Product.

“Online PlanPlus Software” means the planning and organizational Software currently known as the Basic, Sales, Business and Project editions of PlanPlus Online.

“Ordering Party” has the meaning given in Section 2.1.

“Paper-Based Products” means all Planners and any additional paper-based Products produced by FC Products LLC, including forms, tabs, journals, loose paper, fillers and like products.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a governmental entity.

“Planner” means any paper-based product (i) bearing Trademarks of Franklin Covey Co. or its Affiliates and (ii) organized consecutively by date so that its user may organize, plan and schedule events and tasks, along with ancillary pages that serve a related purpose, including, by way of example, pages to organize addresses and phone numbers and pages to take notes at meetings.

“Price Competitive” has the meaning set forth in Section 3.2.

“Price List” has the meaning set forth in Section 5.1(a).

“Products” means the goods available for supply under this Agreement and, with respect to FC Products LLC, means any Licensed Product available to FC Sales Inc. pursuant to the License Agreement (including without limitation all Planners), New Products, Assigned Software and Boxed PlanPlus Software and, with respect to FC Sales Inc., means Content-Rich Media, the 7 Habits Interactive Product, Supplied Software and Training-Oriented Products.

“Prohibited Activity” means (i) publishing or promoting indecent or pornographic materials, (ii) deriving a substantial portion of revenue from gaming activities or the promotion or sale of alcoholic beverages, tobacco products or firearms, (iii) having as a primary purpose the advocacy of a particular political or moral position or (iv) illegal activities.

“Prohibited Party” means any Person that, directly or indirectly through Affiliates, engages in a Prohibited Activity.

“Purchase Order” has the meaning given in Section 2.2.

“Recipient” has the meaning set forth in Section 11.1.

“Revised Purchase Order” has the meaning set forth in Section 2.4.

“Shared Services Agreement” has the meaning set forth in the Recitals.

“Software” means computer programs or data, whether in object code or source code, regardless of the media format of such Software, and all documentation relating thereto.

“Specialty Products” means those categories of products listed on Exhibit K of the License Agreement that are sold by FC Products LLC as of the Effective Date so long as they do not use the Licensed Materials.

“Specifications” means any specific requirements included in a Purchase Order placed by FC Sales Inc. for the purchase of any Training Planner, Education Planner, or any other Product where special instructions are required.

“Standard Planner” means a Planner in the general form available to the general public in retail channels as of the Effective Date and not including training or Execution-Related Materials.  For the avoidance of doubt, the content contained in Planners available to the general public in retail channels as of the Effective Date shall not be deemed “training or Execution-Related Materials.”

“Standard Spread” has the meaning set forth in Exhibit A.

“Strategic Relationship Committee” means the committee established pursuant to the License Agreement.

“Sub-sublease Agreement” has the meaning set forth in the Recitals.

“Supply Relationship Manager” has the meaning given in Section 7.1.

“Supplying Party” has the meaning given in Section 2.1.

“Supplied Software” means Online PlanPlus Software and Mobile PlanPlus Software.

“Tailored Planner” means a Planner that has been customized according to the specifications of an Organizational Client or other organizational customer to contain logos, employee directory information, a listing of company holidays and any other information approved by Franklin Covey or its Affiliates not including and training or Execution-Related Materials.

“Testing Period” has the meaning set forth in Section 4.3.

“Trademark” means rights in trademarks, trade names, service marks, service names, design marks, logos, trade dress, or similar rights with respect to identification of origin, whether registered or unregistered, as well as rights in internet domain names, uniform resource locators and e-mail addresses.

“Training-Oriented Product” means any good, product or thing in any tangible form (including Software) that is designed to teach individuals or organizations Individual Effectiveness, Management/Leadership and/or Organizational Execution Skills.

“Training-Oriented Service” means any seminar, session, online course, webinar, consultation or similar interaction, whether or not for a fee, where the subject matter of such service relates to or includes Individual Effectiveness, Management/Leadership and/or Organizational Execution Skills.

“Training Planner” means a Planner that has been customized according to the specifications of an Organizational Client or other organizational customer and that does contain training and/or Execution-Related Materials.  A Training Planner may include logos, employee director information, a listing of company holidays and other information supplied by the Organizational Client or other organizational customer.

ARTICLE II.  MANUFACTURE AND SUPPLY

2.1    Manufacture and Supply.  The Supplying Party agrees that it will manufacture and supply, directly or through Affiliates or other third parties, the Products that the Ordering Party may order hereunder, in accordance with all of terms and conditions of this agreement.  “Supplying Party” means the party supplying Products pursuant to this Agreement.  “Ordering Party” means a party to this Agreement or any of its Affiliates that orders Products pursuant to this Agreement.

2.2    Purchase Orders.  The Ordering Party may order Products by submitting a Purchase Order (as further described in Section 2.2(c), a “Purchase Order”) from time to time to the Supplying Party by means of a mailed, couriered, electronic or facsimile communication.  The Supplying Party shall be deemed to have received a Purchase Order on the date of its electronic or electronically confirmed facsimile receipt or upon its delivery to the Supplying Party by mail or courier service.

(a) Purchase Orders for Products supplied by FC Products LLC in small quantities that are intended as a special accommodation for FC Sales Inc.’s or its Affiliates’ customers shall be placed at least five (5) Business Days prior to the Delivery Date, subject to the FC Products LLC’s inventory.  FC Products LLC agrees to use commercial best efforts to accept Purchase Orders on a shorter time frame for such accommodation orders.  Purchase Orders for Products supplied by FC Products LLC in large quantities shall be submitted prior to the required Delivery Date as follows:

(i) The Purchase Order for Paper-Based Products shall be placed at least sixty (60) calendar days prior to the Delivery Date.

(ii) The Purchase Order for Binders And Totes shall be placed at least one hundred twenty (120) calendar days prior to the Delivery Date.

(iii) The Purchase Order for Boxed PlanPlus Software shall be placed at least thirty (30) calendar days prior to the Delivery Date.

(iv) The Purchase Order for Specialty Products shall be placed at least thirty (30) calendar days prior to the Delivery Date.

(b) Purchase Orders for Products supplied by FC Sales Inc. shall be placed at least thirty (30) Business Days prior to the Delivery Date, subject to FC Sales Inc.’s inventory.

(c) Each Purchase Order shall include:

(i) a unique Purchase Order number;

(ii) the delivery address;

(iii) the bill-to address;

(iv) the date of the Purchase Order;

(v) terms for payment;

(vi) mode of shipment;

(vii) terms for title transfer of shipment (e.g. FOB [Location]);

(viii) a description of the Products;

(ix) Specifications, if applicable; and

(x) the Delivery Date(s).

(d) This Agreement shall govern each Purchase Order, and any conflict or inconsistency between the terms of this Agreement and a Purchase Order shall be resolved in favor of this Agreement. No additional or conflicting terms in any acknowledgement or acceptance from the Supplying Party shall govern.

(e) Except as provided in Sections 2.7, 3.2 and 3.3, nothing in this Agreement shall restrict a Supplying Party from procuring the Products from any third party.

2.3    Acceptance of Purchase Orders.

(a) The Supplying Party shall notify the Ordering Party within five (5) Business Days of receipt of any Purchase Order setting forth either (i) its acceptance of the Purchase Order; or (ii) any proposed amendments to the Delivery Date(s), quantities and/or Specifications for the Products ordered.  Failure by the Supplying Party to notify the Ordering Party within five (5) Business Days of receipt of a Purchase Order shall be deemed a rejection of the Purchase Order.

(b) If the Supplying Party responds pursuant to 2.3(a)(ii) above, the Ordering Party and the Supplying shall negotiate in good faith and in a timely manner such Delivery Dates, quantities and Specifications, if applicable.  Upon agreement of the parties, an authorized representative of each party shall execute the Purchase Order and upon the date of the Supplying Party’s execution the Purchase Order shall be deemed accepted.

(c) If FC Products LLC is the Supplying Party and the price of any Product ordered as calculated according to the terms of this Agreement is higher than the price of such Product on the Price List, FC Products LLC shall include the current price in its notification under Section 2.3(a), after which notice FC Sales Inc. shall have an additional two (2) Business Days to reject the Purchase Order by giving FC Products LLC written notice of its intent to reject the Purchase Order.  Failure by FC Sales Inc. to provide such written notice after a price change notification shall be deemed acceptance of all the terms of the Purchase Order, including price.

(d) Each Purchase Order shall become binding upon the parties upon acceptance.

2.4    Purchase Order Adjustments.  The Ordering Party may at any time request a change in a Purchase Order (including in any Specifications), by submitting written notice by means of a mailed, couriered, electronic or facsimile communication to the Supplying Party detailing the nature, extent and proposed manner of performance of the proposed change, and estimated scheduling, pricing and cost information relating thereto.  The Supplying Party shall evaluate each such request, and submit to the Ordering Party a written response, unless otherwise agreed by the parties, to each such request within five (5) Business Days following receipt thereof.  The Supplying Party’s written response shall address any impact the proposed changes will have on the Purchase Order.  The parties shall negotiate the desired changes in good faith.  If the parties agree to the changes, the Ordering Party shall prepare a written description of the agreed changes (a “Revised Purchase Order”), which will become effective when accepted in writing by the Supplying Party.  Upon acceptance by the Supplying Party, the Revised Purchase Order will replace the original Purchase Order and will prevail over any inconsistent terms of the original Purchase Order.  The Supplying Party agrees to implement such agreed changes in an expeditious and commercially prudent manner.  If the parties do not agree to the changes requested via the Revised Purchase Order within five (5) Business Days of first receipt by the Supplying Party of written notice of the changes, the Ordering Party may terminate the Purchase Order to which the changes relate, in whole or in part, with written notice to Supplying Party.  The Ordering Party shall reimburse the Supplying Party for the actual costs incurred by the Supplying Party that are directly related to the cancelled Purchase Order and that cannot be mitigated by the Supplying Party through returns, reuse or other commercially reasonable measures.

2.5     Cancellations.  A Purchase Order may be canceled, in whole or in part, upon written notice by Ordering Party at any time prior to thirty (30) days before the applicable Delivery Date(s), provided that Purchase Orders for Binders and Totes must be cancelled at least sixty (60) days prior to the applicable Delivery Date(s).  The Ordering Party shall reimburse the Supplying Party for the actual costs incurred by the Supplying Party that are directly related to the cancelled Purchase Order and that cannot be mitigated by the Supplying Party through returns, reuse or other commercially reasonable measures.  In no event shall an Ordering Party be liable for any incidental, special, consequential or punitive damages for cancellation of any Purchase Orders submitted under this Agreement.

2.6    Forecasts.  FC Sales Inc. shall provide FC Products LLC with a written forecast setting forth estimated orders FC Sales Inc. expects to place for all Planners at least twelve (12) months prior to the start date of such Planners.  Eight (8) months prior to the start date for any January 1 Planner and six (6) months prior to the start date of any other Planner, FC Sales Inc. shall confirm its estimated orders, as adjusted, in a written confirmation.  FC Sales Inc. commits to purchase, and shall submit Purchase Orders for, at least 75 percent of the estimated orders of each type of Planner stated in such written confirmations.  As used in this Section 2.6, “start date” means the first dated page contained in the Planner.

2.7    Vendor Quality Standards.  The Supplying Party shall not engage any third party to manufacture or supply Products pursuant to this Agreement that is a Prohibited Party or that would damage or derogate from the goodwill, image and reputation of FC Products LLC, FC Sales Inc. or any Licensed Trademarks or Assigned Trademarks.

2.8    Quality Standards.  In addition to all the terms and conditions of the License Agreement, Products delivered by the Supplying Party pursuant to this Agreement shall be of the same quality as like products sold by the Supplying Party in its usual channels of commerce.

ARTICLE III.  SUPPLY OF PRODUCTS

3.1    Products Supplied.  Subject to the terms and conditions of this Agreement and the License Agreement, each party shall manufacture, directly or indirectly, and supply the other party with its Products as set forth in any Purchase Order.

3.2    Exclusivity.

(a) FC Sales Inc. shall purchase all Products available for supply from FC Products LLC under this Agreement exclusively from FC Products LLC so long as the prices of such Products are price competitive (as described in the next sentence, “Price Competitive”).  A price will be deemed Price Competitive if the invoice price prepared by FC Products LLC for such Product (excluding delivery and overhead costs such as freight and warehouse expenses) is at least as good as the invoice price FC Sales Inc. could obtain by sourcing the same product at the same quality and quantity levels and under the same time constraints in other channels, taking into account the totality of the business relationship provided by FC Sales Inc.; provided that prices supplied by a prospective vendor that are below the actual cost of production of the product (a loss leader) shall not be used for comparison.

(b) If FC Sales Inc. determines that any Product supplied by FC Products LLC subject to this Section 3.2 is no longer Price Competitive, FC Sales Inc. shall have the right to purchase such Product from a third party, subject to the restrictions of Section 2.7.  If at any time FC Sales Inc. determines in good faith that FC Products LLC is no longer Price Competitive in the aggregate, FC Sales Inc. may solicit a bid or bids from third parties for all of the business it conducts under this Agreement or a substantial portion thereof.  FC Products LLC shall have the right to match the bid and retain the business.

3.3    Right of First Offer.

(a) FC Sales Inc. agrees that it will purchase the Products listed in this Section 3.3 subject to a right of first offer to FC Products LLC to manufacture such Products.  FC Products LLC shall have the exclusive right to manufacture any product subject to this

Section 3.3 if FC Products LLC meets FC Sales Inc.’s cost, quality and timeliness requirements as contained in the Purchase Order issued by FC Sales Inc. (including any Specifications).

(b) The following Products are subject to the right of first offer of this Section 3.3:

(i) Tailored Planners;

(ii) Training Planners;

(iii) Education Planners; and

(iv) Training-Oriented Products.

(c) If FC Products LLC declines to provide the Products listed in Section 3.3(b) on the terms and conditions provided by FC Sales Inc., FC Sales Inc. shall not source the same Product or Products from any third party on terms more favorable to such third party.

ARTICLE IV.  DELIVERY AND ACCEPTANCE

4.1    Shipment.  The Supplying Party shall ship Products in accordance with each binding Purchase Order.  Products shall be marked for shipment to the Ordering Party, and delivered to a carrier designated by Ordering Party, F.O.B. the Supplying Party’s facility.

4.2    Timely Delivery.

(a) Delivery of all shipments to the Ordering Party shall be at a minimum 95% on time on the Delivery Date (up to two days late).  At its option, the Ordering Party (i) may, by notice to Manufacturer, cancel a Purchase Order, in whole or in part, for any Products which are not timely delivered, or (ii) may require a late shipment discount, as set forth in Section 4.2(b).

(b) Ordering Party’s late shipment discounts are as follows:

(i) If the date on which the Ordering Party takes delivery of a Product is between three (3) and five (5) Business Days after the Delivery Date on the Purchase Order, the Ordering Party may take a five percent (5%) discount off the invoice price of such Product.

(ii) If the date on which the Ordering Party takes delivery of a Product is between six (6) and ten (10) Business Days after the Delivery Date on the Purchase Order, the Ordering Party may take a seven percent (7%) discount off the invoice price of such Product.

(iii) If the date on which the Ordering Party takes delivery of a Product is eleven (11) or more Business Days after the Delivery Date on the Purchase Order, the Ordering Party may take a ten percent (10%) discount off the invoice price of such Product.

4.3    Acceptance.  Notwithstanding any written confirmation from the Supplying Party, any Product manufactured or supplied hereunder shall be received by the Ordering Party subject to inspection and performance testing in a commercially reasonable manner.  The Ordering Party shall have five (5) Business Days from the date of receipt of each shipment of Products to determine to its reasonable satisfaction whether the Products are of the correct count and conform in all material respects to the applicable Specifications (the “Testing Period”).  The Ordering Party’s failure to provide notice of acceptance or rejection (pursuant to Section 4.4 below) to the Supplying Party prior to the end of the applicable Testing Period shall be deemed acceptance.  The acceptance of any Product shall in no way limit the Ordering Party’s rights under any warranty or for indemnification hereunder.

4.4    Rejection.  If the Ordering Party reasonably determines that the Products (or any of them) are not of the correct count or do not conform to the Specifications, if applicable, or, to the quality standards set forth in Section 2.8, the Ordering Party may, at its option, reject the same by giving the Supplying Party written notice thereof by no later than the close of business on the last day of the applicable Testing Period.  The Ordering Party may hold for the Supplying Party or return any rejected Products to the Supplying Party for credit for the full price of the rejected Products.  Any exceptions to the foregoing sentence, in the form of replacement of rejected Products with reworked or new Products, will be negotiated by both parties.  At the mutual agreement of the parties, the Supplying Party may recommend a remedy or workaround to cure any faults in the Products so that such Products are acceptable to the Ordering Party.  All costs of return or destruction of rejected Products shall be borne by the Supplying Party.

ARTICLE V.  PRICE AND PAYMENT

5.1    Prices of Products Supplied by FC Products LLC.  FC Products LLC shall supply its Products to FC Sales Inc. at the prices set forth in this Section 5.1.

(a) At least once a year, FC Products LLC shall provide FC Sales Inc. with a list of prices applicable to all Products under this Agreement (the “Price List”), which FC Products LLC may, at its option, update from time to time.  Prices on the Price List will apply to Products ordered pursuant to a Purchase Order, provided that FC Products LLC may indicate that a price has increased as provided in Section 2.3.

(b) Products purchased pursuant to the right of first offer in Section 3.3 of this Agreement shall be supplied at the price agreed upon by the parties.

(c) Products that are special orders because the requested Delivery Date does not comply with Section 2.2 or for some other reason shall be supplied at the price agreed upon by the parties.

(d) Assigned Software shall be supplied at MFN Pricing.

(e) Boxed PlanPlus Software shall be supplied at Standard Spread if to be used in connection with the Training-Oriented Products or Training-Oriented Services of an Affiliate of FC Sales Inc. and at MFN Pricing for all other uses.

(f) Except as otherwise provided in this Section 5.1, all Products supplied by FC Products LLC shall be supplied at Standard Spread.

5.2   Prices of Products Supplied by FC Sales Inc.  FC Sales Inc. shall supply its Products to FC Products LLC at the prices set forth in this Section 5.2.

(a) Content-Rich Media that is available to FC Products LLC as of the Effective Date and that is listed on Exhibit R of the License Agreement, other than downloadable versions of such Content-Rich Media, shall be supplied to FC Products LLC at Standard Spread.

(b) There shall be no direct charge to FC Products LLC by FC Sales Inc. for sales of Boxed PlanPlus Software, and the parties agree that all charges payable by FC Products LLC shall be made directly to the software developer.

(c) For each unit of Online PlanPlus Software and Mobile PlanPlus Software sold by FC Products LLC in the three-year period following the Effective Date, FC Products LLC shall pay to FC Sales Inc. the Standard Spread for so long as FC Products LLC has received, in the then-current fiscal year, EBITDA contribution from such sales of less than $3,020,000; and FC Products LLC shall pay MFN Pricing for each unit sold thereafter for the remainder of such fiscal year.  For each unit of Online PlanPlus Software and Mobile PlanPlus Software sold by FC Products LLC after the initial three-year period following the Effective Date, FC Products LLC shall pay to FC Sales Inc. MFN Pricing.

(d) Except as otherwise provided in Section 5.2 and subject to the terms and conditions of the License Agreement, all Products supplied by FC Sales Inc., including, for the avoidance of doubt, the 7 Habits Interactive Product, all downloadable versions of Content-Rich Media, and all Content-Rich Media created after the Effective Date, shall be supplied at MFN Pricing.

5.3    Invoices.  The Supplying Party shall invoice the Ordering Party for the Product price upon shipment of Products under each Purchase Order.  The Supplying Party shall invoice the Ordering Party for any other amounts due hereunder within five (5) days of the end of the month in which such amounts arose.

5.4    Payment.  Undisputed payment for Products shall be due forty five (45) days from the date of receipt by the Ordering Party of invoice; provided, that if the Ordering Party rejects such Products pursuant to Section 4.4, and the parties agree to delivery of replacement products therefore, then payment shall be due for such replacement Products within forty five (45) days after receipt by the Ordering Party of invoice for replacement Products.

5.5    Taxes.  All amounts due hereunder are inclusive of all taxes, duties, sales taxes, value added taxes, assessments, and similar taxes and duties relating to the Products.

ARTICLE VI.  RECORD-KEEPING; AUDITS; RECALLS

6.1    Record-Keeping.  The Supplying Party shall maintain adequate records concerning the manufacturing, packaging and labeling of Products supplied pursuant to this Agreement.  The Supplying Party agrees that Ordering Party may review and obtain copies of such records from the Supplying Party upon reasonable notice for the purposes of: (a) confirming that Products were manufactured in compliance with this Agreement and the License Agreement, and (b) that the prices charged to the Ordering Party pursuant to Article VI were calculated correctly.

6.2    Inspections.  FC Products LLC and FC Sales Inc. shall cooperate, in a commercially reasonable manner, to ensure that the quality standards applicable to the Products are met by permitting the party requesting access and its agents, subject to a mutually acceptable confidentiality agreement, to inspect all manufacturing and other facilities related to the manufacture of such Products, no more than once per calendar year, during normal working hours, upon reasonable written notice to the other party of no less than five (5) Business Days, and then, only to the extent that FC Products LLC or FC Sales Inc., as applicable, is authorized to provide such access and subject to all applicable safety rules and regulations governing such manufacturing and other facilities.

6.3    Records; Audit.  To assure compliance with the payment requirements of this Agreement, each of FC Products LLC and FC Sales Inc., through its independent auditors or agents, and subject to a confidentiality agreement, may, upon no less than five (5) Business Days’ written notice, inspect the other party’s applicable records at the requesting party’s expense from time to time, and no more frequently than annually.  If any inspection of the other party’s records indicates an underpayment by an amount equal to or greater than five percent (5%) of any amounts due hereunder, such party shall promptly reimburse the other party for all reasonable expenses associated with such inspection along with the deficient amounts and interest calculated thereon at a simple annual rate of ten percent (10%).  At the reasonable request of the other party, each party shall also undertake, at its own expense, an annual audit of such applicable records by a certified public accounting firm of national reputation reasonably satisfactory to the other party and shall provide such party with the findings thereof within thirty (30) days after the closing of FC Products LLC’s or FC Sales Inc.’s books, as applicable, upon fiscal year end.  Each of FC Products LLC and FC Sales Inc. shall maintain, or cause to be maintained, all records necessary to confirm that the prices charged by such party as Supplying Party pursuant to this Agreement were correctly calculated.

6.4    Recalls.  If either party is required (or voluntarily decides) to initiate a recall of any Products, whether or not such recall has been requested or ordered by any federal, state or foreign agency, the parties shall cooperate in good faith to manage the recall and to allocate the costs of the recall.

ARTICLE VII.  GOVERNANCE

7.1    Supply Relationship Managers.  For a two-year period after the Effective Date, each of FC Sales Inc. and FC Products LLC shall appoint a relationship manager who shall serve as its primary point of contact for the other in all matters relating to this Agreement (each, a “Supply Relationship Manager”).  Any Supply Relationship Manager may be removed by the party appointing such person by providing two (2) Business Days written notice to the other party.  The Supply Relationship Managers shall participate in regular meetings to review the parties’ performance hereunder, to resolve any issues arising out of the Agreement, and to otherwise manage the parties’ relationship under this Agreement.

7.2    Strategic Relationship Committee.  Issues arising under this Agreement may be referred to the Strategic Relationship Committee.  Among other things, as mutually agreed by the parties, the Strategic Relationship Committee shall be responsible for resolving disputes on an informal basis.

ARTICLE VIII.  EFFECTIVENESS, TERM AND TERMINATION

8.1    Effectiveness; Term.  This Agreement shall become effective immediately upon the closing of the transactions contemplated in the Asset Purchase Agreement, which shall be the date first set forth above (the “Effective Date”), and shall continue in full force and effect unless and until terminated as provided in this Article VIII.

8.2    Termination.

(a) Each party shall have the right to terminate this Agreement effective immediately upon the termination of the License Agreement.

(b) FC Sales Inc. shall have the right to terminate this Agreement if FC Sales Inc. or any Affiliate agrees to purchase FC Products LLC or any Affiliate pursuant to the Right of First Negotiation contained in the License Agreement, which termination shall be effective as of the effective date of the transaction.

(c) Each party shall have the right to terminate this Agreement effective immediately upon:

(i)	the filing by the other party of a petition in bankruptcy or insolvency;
(ii)	any adjudication that the other party is bankrupt or insolvent;
(iii)	the filing by the other party of any legal action or document seeking reorganization, readjustment or arrangement of such party’s business under any law relating to bankruptcy or insolvency;
(iv)	the appointment of a receiver for all or substantially all of the property of the other party;
(v)	the making by the other party of any assignment for the benefit of creditors; or
(vi)
sixty (60) days after the institution of any proceedings for the liquidation or winding up of the business of, or for the termination of the corporate charter of, the other party if such proceedings are not dismissed such sixty (60) day period.

8.3    Termination of a Purchase Order; Partial Termination.

(a) A Purchase Order may be terminated early by a non-breaching party with notice to the other party if the other party is in breach of any of its material obligations under a Purchase Order and fails to remedy that breach within thirty (30) days after receipt of written notice of such breach from the non-breaching party.

(b) Upon a material breach of this Agreement by FC Products LLC that is not cured within ninety (90) days after FC Sales Inc. provides written notice to FC Products LLC of the breach, FC Sales Inc. shall be released of its obligations under Sections 3.2 and 3.3.  At any time during the ninety (90)-day period, FC Products LLC may elect to commence non-binding arbitration as provided in Section 12.7(d) with respect to question of whether either (i) the alleged breach by FC Products LLC gives rise to the right of partial termination or (ii) whether the material breach has been cured.  The running of the ninety (90) day period shall stop if and when FC Products LLC elects to commence non-binding arbitration.  Immediately upon the delivery of the written opinion of the arbitrator, if unfavorable to FC Products LLC, the running of the ninety (90) day cure period shall resume and shall expire at the end of the 90th day so counted or at the end of the 10th Business Day after the ninety (90) day cure period resumed, whichever is later.  FC Products LLC may exercise its option to use non-binding arbitration only once for each incident or series of related incidents giving rise to a claim for partial termination.

8.4    Effect of Termination.

(a) Upon any termination of this Agreement, in addition to the parties’ other rights and remedies at law and in equity, the parties shall have the following rights and obligations:

(i) the parties shall negotiate in good faith the delivery and payment of any Products under any outstanding binding Purchase Orders; and

(ii) except to the extent necessary to complete performance pursuant to Section 8.4(a) of this Agreement and to exercise the rights to sell termination inventory as set forth in Sections 8.5 and 8.6 in the License Agreement: (A) any license granted hereunder shall immediately terminate; and (B) each party shall return to the other party any of the other party’s Confidential Information in such party’s possession or control.

(b) Upon any termination of a Purchase Order pursuant to Section 8.3, the Ordering Party may return any Products purchased under such Purchase Order in return for reimbursement by the Supplying Party for all amounts paid for such Products.  If the Ordering Party exercises its rights pursuant to the previous sentence, the Supplying Party shall refund any amounts paid by the Ordering Party for which no Products have been received by the Ordering Party, and the Ordering Party shall have no further obligations under the terminated Purchase Order.  The Supplying Party shall pay for all costs of delivering Products returned pursuant to this Section 8.4(b).

8.5    Survival.  The following provisions of this Agreement shall survive termination of this Agreement for any reason:  Articles I, VIII, IX, X, XI and XII.

Termination of this Agreement by a party shall be without prejudice to any other right or remedy of such party under this Agreement or applicable law.

ARTICLE IX.  INDEMNIFICATION

9.1    Indemnification by FC Products LLC.  FC Products LLC shall, at its own expense, indemnify, defend, and hold harmless FC Sales Inc. and its Affiliates, and their respective officers, directors, employees and representatives, from and against any claim, demand, cause of action, liability, expense (including attorney’s fees and costs), or damages to the extent arising from a third-party claim with respect to:

(a) Products supplied by FC Products LLC, including any claim alleging product liability, injury to property or person or infringement of intellectual property rights (except to the extent that FC Sales Inc. is obligated to provide indemnification for such infringement claim under the License Agreement or Asset Purchase Agreement);

(b) any breach by FC Products LLC of this Agreement;

(c) any material violation by FC Products LLC of a domestic or international law or regulation relating to relating to the manufacturing, import or export of Products; and

(d) any negligence or willful misconduct of FC Products LLC or its agents, employees, directors or officers.

9.2    Indemnification by FC Sales Inc.  FC Sales Inc. shall, at its own expense, indemnify, defend, and hold harmless FC Products LLC and its Affiliates, and their respective officers, directors, employees and representatives, from and against any claim, demand, cause of action, liability, expense (including attorney’s fees and costs), or damages to the extent arising from a third-party claim with respect to:

(a) Products supplied by FC Sales Inc., including any claim alleging product liability, injury to property or person or infringement of intellectual property rights;

(b) any breach by FC Sales Inc. of this Agreement;

(c) any material violation by FC Sales Inc. of a domestic or international law or regulation relating to relating to the manufacturing, import or export of Products; and

(d) any negligence or willful misconduct of FC Sales Inc. or its agents, employees, directors or officers.

9.3    Procedures.  The party seeking to be indemnified pursuant to this Article IX (as applicable, the “Indemnified Party”) shall be entitled to indemnification hereunder only (i) if it gives written notice to the party obligated to provide such indemnification hereunder (the “Indemnifying Party”) of any claims, suits or proceedings by third parties which may give rise to a claim for indemnification with reasonable promptness after receiving written notice of such claim (or, in the case of a proceeding, is served in such proceeding); provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation to provide indemnification, except if and to the extent that the Indemnifying Party is actually and materially prejudiced thereby, and (ii) once the Indemnifying Party confirms in writing to the Indemnified Party that it is prepared to assume its indemnification obligations hereunder, the Indemnifying Party has sole control over the defense of the claim, at its own cost and expense; provided, however, that the Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters.  Notwithstanding the foregoing, the Indemnifying Party shall not settle or dispose of any such matter in any manner which would require the Indemnified Party to make any admission, or to take any action (except for ceasing use or distribution of the items subject to the claim) without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.  Each party shall reasonably cooperate with the other party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses and to mitigate damages.

ARTICLE X.  WARRANTIES, LIMITATION OF WARRANTIES AND LIABILITY

10.1    Warranties.

(a) FC Products LLC warrants to FC Sales Inc. that the Products supplied by FC Products LLC shall (i) conform to the Specifications, if applicable, and to the quality standards set forth in Section 2.8; (ii) meet and be manufactured in conformity with the License Agreement and Section 2.7 of this Agreement; (iii) be free and clear of any lien or encumbrance; (iv) be merchantable; and (v) be new.

(b) FC Sales Inc. warrants to FC Products LLC that the Products supplied by FC Sales Inc. shall (i) conform to the quality standards set forth in Section 2.8; (ii) be manufactured in conformity with Section 2.7 of this Agreement; (iii) be free and clear of any lien or encumbrance; (iv) be merchantable; and (v) be new.

(c) EXCEPT AS SET FORTH IN SECTION 10.1(a) AND (b), THE PARTIES HEREBY SPECIFICALLY DISCLAIM ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, ENFORCEABILITY, TITLE AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS, AND ANY WARRANTIES THAT MAY ARISE DUE TO COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, WHETHER RELATED TO THE LICENSED MATERIALS OR OTHERWISE.

10.2    Damages.  NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, IN NO EVENT SHALL FC PRODUCTS LLC, FC SALES INC., THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, LICENSORS, LICENSEES, SUPPLIERS OR OTHER REPRESENTATIVES BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE LIABILITY, OR LIABILITY FOR LOSS OF PROFITS, BUSINESS INTERRUPTION, DIMINUTION IN VALUE, OR LOSS OF GOODWILL ARISING FROM OR RELATING TO THIS AGREEMENT, THE LICENSED

MATERIALS OR THE ASSIGNED TRADEMARKS, EVEN IF THE OTHER PARTY IS EXPRESSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE XI.  CONFIDENTIAL INFORMATION

11.1    Definition.  “Confidential Information” means all information disclosed by one party (the “Discloser”) to any other party (the “Recipient”) (in writing, orally or in any other form) that is designated, at or before the time of disclosure, as confidential.  Confidential Information does not include information or material that (a) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient, generally known or available; (b) is or was known by the Recipient at or before the time such information or material was received from the Discloser, as evidenced by a contemporaneous writing; (c) is furnished to the Recipient by a third party that is not under an obligation of confidentiality to the Discloser with respect to such information or material; or (d) is independently developed by the Recipient, as evidenced by a contemporaneous writing.

11.2    Restrictions on Use.  The Recipient shall hold Confidential Information in confidence and shall not disclose to third parties or use such information for any purpose whatsoever other than as necessary in order to fulfill its obligations or exercise its rights under this Agreement.  The Recipient shall take all reasonable measures to protect the confidentiality of the other party’s Confidential Information in a manner that is at least protective as the measures it uses to maintain the confidentiality of its own Confidential Information of similar importance.  Notwithstanding the foregoing, the Recipient may disclose the other party’s Confidential Information (a) to employees and consultants that have a need to know such information, provided that each such employee and consultant is under a duty of nondisclosure that is consistent with the confidentiality and nondisclosure provisions herein, and (b) to the extent the Recipient is legally compelled to disclose such Confidential Information, provided that the Recipient shall give advance notice of such compelled disclosure to the other party, and shall cooperate with the other party in connection with any efforts to prevent or limit the scope of such disclosure or use of the Confidential Information.

11.3    Nonsolicitation.  During the term of this Agreement, neither party shall, directly or indirectly, (a) solicit or hire, or assist any other Person in soliciting or hiring (i) any person who is then, or within the previous twelve (12) month period was, employed by the other party or (ii) any person who is then in the process of being recruited by FC Sales Inc., or (b) induce any such employee to terminate his or her employment with the other party.

ARTICLE XII.  MISCELLANEOUS

12.1    Assignment.

(a) FC Products LLC shall have no right to assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement, in whole or in part, except to (i) a wholly owned subsidiary of FC Products LLC or (ii) a Person who jointly and concurrently receives a valid assignment of the License Agreement as a valid assignee subject to all of the terms and conditions of the License

Agreement and any such assignee receiving the assignment (whether under clause (i) or (ii)) expressly agrees in writing to assume all of the obligations of FC Products LLC under this Agreement.

(b) FC Sales Inc. may assign this Agreement without FC Products LLC’s consent to (i) a wholly owned subsidiary of FC Sales Inc., the parent corporation of FC Sales Inc., or a wholly owned subsidiary of the parent corporation of FC Sales Inc., or (ii) pursuant to an FC Sales Inc. Change of Control transaction, provided that that any such assignee receiving the assignment (whether under clause (i) or (ii)) expressly agrees in writing to assume all of the obligations of FC Sales Inc. under this Agreement.

(c) Except as provided herein, any purported assignment, sale, transfer, delegation or other disposition hereunder shall be null and void.

12.2    Injunctive Relief.  Each party acknowledges that a breach by it of its obligations under this Agreement, including its obligations set forth in Article XI would cause the other party irreparable damage.  Accordingly, each party agrees that in the event of such breach or threatened breach, in addition to remedies at law, the other party shall have the right to injunctive or other equitable relief, without the necessity of posting any bond or other security, to prevent the other’s violations of its obligations hereunder, in addition to any other remedy to which they may be entitled, at law or in equity.

12.3    Severability.  If any provision of this Agreement, or the application thereof to any Person, place or circumstance, are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect.

12.4    Interpretation.  Unless otherwise indicated to the contrary in this Agreement by the context or use thereof:  (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section, Article or paragraph hereof; (b) references in this Agreement to Sections, Articles or paragraphs refer to sections, articles or paragraphs of this Agreement; (c) headings of Sections are provided for convenience only and shall not affect the construction or interpretation of this Agreement; (d) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include”, “includes” and “including” shall be deemed to be followed in each case by the phrase “without limitation”; (g) any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect from time to time; (h) any reference to an agreement, contract or other document as of a given date means the agreement, contract or other document as amended, supplemented and modified from time to time through such date; (i) “$” and “Dollars” mean the lawful currency of the United States of America and any threshold set in Dollars herein shall be deemed to refer to the equivalent amount in any other currency, as the context may require; and (j) “or” shall include the meanings “either” or “both.”

12.5    Amendment and Waiver.  This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

12.6    Governing Law.  The domestic law, without regard to conflicts of laws principles, of the State of Utah will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

12.7    Consent to Jurisdiction.

(a) Each of the parties and all their Affiliates submit to the exclusive jurisdiction of any state or federal court sitting in Salt Lake City, Utah, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party and all of their Affiliates also agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties and all of their Affiliates waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.

(b) Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the state and federal courts located in the State Utah with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding clause (a).  In addition, each party irrevocably and unconditionally waives application of the procedures for service of process pursuant to the Hague Convention for Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT

SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

(d) Either party may refer any of the disputes described in Section 8.3(b) as subject to possible arbitration to non-binding arbitration by a single arbitrator in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect.  The arbitrator shall deliver a written ruling on the disputed question or questions within one hundred twenty (120) days from the date on which the arbitration is commenced.  If either party disagrees with the opinion delivered by the arbitrator, such party may initiate litigation subject to all of the terms and conditions of this Agreement.  Notwithstanding the foregoing, nothing in this Section 12.7 shall limit a party’s right to bring any action for injunctive relief under Section 12.2 at any time.

12.8    Independent Contractors.  Each party is an independent contractor and neither party’s personnel are employees or agents of the other party for federal, state or other taxes or any other purposes whatsoever, and are not entitled to compensation or benefits of the other.  Except for the specific obligations set forth in this Agreement, nothing hereunder shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership or business entity of any kind, nor shall anything in this Agreement be deemed to constitute either party the agent or representative of the other.

12.9    Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand, (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five (5) business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to FC Products LLC and FC Sales Inc. will, unless another address is specified in writing, be sent to the address indicated below:

If to Franklin Covey Product Sales Inc.:

Franklin Covey Product Sales Inc.
2200 West Parkway Blvd.
Salt Lake City, Utah 84119
Attn: Bill Bennett
Facsimile No.: (801) 817-8069

With a copy to (which shall not constitute notice):

Dorsey & Whitney LLP
136 South Main Street, Suite 1000
Salt Lake City, Utah 84010
Attn: Nolan S. Taylor
Facsimile No.: (801) 933-7373
If to Franklin Covey Products, LLC:

Franklin Covey Products, LLC
2250 West Parkway Blvd.
Salt Lake City, Utah 84119
Attn: Jeff Anderson
Facsimile No.: (801) 817-0280
With a copy to (which shall not constitute notice):

Snell & Wilmer L.L.P.
15 West South Temple, Suite 1200
Salt Lake City, Utah 84101
Attn: John G. Weston
Facsimile No.: (801) 257-1800

12.10    Publicity.  The parties shall use reasonable efforts to cooperate in issuing a joint press release upon execution of this Agreement and in issuing further press releases related to this Agreement.  If at any time disclosure regarding this Agreement is required under public reporting requirements of applicable securities laws and the parties are not able to agree on the content and manner of issuing such disclosure, FC Sales Inc. will be authorized to issue a sole release.  Prior to issuing such a sole release, FC Sales Inc. shall provide FC Products LLC with an opportunity to review and comment on a draft of such release and will consider in good faith any comments that FC Products LLC communicates in a timely fashion on such draft press release.

12.11    Complete Agreement.  This Agreement and all Exhibits attached hereto and, when executed and delivered, the Ancillary Agreements, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.  FC Products LLC acknowledges that FC Sales Inc. has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

12.12    Signatures, Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

12.13    Construction.  The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  A statement that an action has not occurred in the past means that it is also not presently occurring.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

FRANKLIN COVEY PRODUCT SALES, INC.	FRANKLIN COVEY PRODUCTS, LLC

By:	/s/ Steve Young	By:	/s/ Sarah Merz
Name:	Steve Young	Name:	Sarah Merz
Title:	Chief Financial Officer	Title:	Chief Executive Officer and President

Exhibit A     Standard Spread

EXHIBIT A

STANDARD SPREAD

1.           Standard Spread shall be calculated in the following manner.

2.           Definitions

(a)	“Paper-Based Products” means any paper-based Product manufactured or supplied by FC Products LLC, including without limitation all Planners.

(b)
“Non-Paper Products” means (i) with respect to FC Products LLC, any Product other than a Paper-Based Product that is sourced or purchased by FC Products LLC and supplied to FC Sales Inc., including binders, specialty products, technology and other categories, and (ii) with respect to FC Sales Inc., any Content-Rich Media that is listed on Exhibit R of the License Agreement other than downloadable versions of such Content-Rich Media, any Online PlanPlus Software, and any Mobile PlanPlus Software supplied by FC Sales Inc.

(c)
“Direct Acquisition Cost” means (i) for a Paper-Based Product directly manufactured by FC Products LLC, the allocated cost of the materials to manufacture such Product; (ii) for a Paper-Based Product supplied by FC Products LLC through a third-party manufacturer, the price listed on the invoice and paid by FC Products LLC plus the cost of shipping the Product to FC Sales Inc.’s facilities; and (iii) for Non-Paper Products, the price listed on the invoice and paid by the Supplying Party for the Product plus the cost of shipping the Product to the Supplying Party’s facilities.

(d)	“Paper Production Margin” means the Direct Acquisition Cost of the Paper-Based Product multiplied by 21.8 percent.

(e)
“Overhead Charge” means (i) for Paper-Based Products, the product of 5 percent multiplied by the sum of (A) the Direct Acquisition Cost and (B) the Paper Production Margin, and (ii) for Non-Paper Products, the product of 8 percent multiplied by the Direct Acquisition Cost.

(f)	“Surcharge” means an International Surcharge (as defined below) and/or a Back of Room Sales Surcharge (as defined below).

3.           Base Formulas

(a)	For Paper-Based Products, Standard Spread equals the sum of (i) Direct Acquisition Cost, (ii) the Paper Production Margin, (iii) the Overhead Charge and (iv) any applicable Surcharge.

A-1

(b)	For Non-Paper Products, Standard Spread equals the sum of (i) the Direct Acquisition Cost, (ii) the Overhead Charge and (iii) any applicable Surcharge.

4.           Surcharges

(a)
Surcharges shall be applied to the result of the formulas set forth above if FC Products LLC must (i) ship the Product outside of the United States (an “International Surcharge”) or (ii) provide the Product for Back of Room Sales (a “Back of Room Sales Surcharge”).

(b)	For all Products supplied at Standard Spread, the International Surcharge is the product of the base formula multiplied by 15 percent.

(c)
For all Products supplied at Standard Spread, the Back of Room Sales Surcharge is the product of the base formula multiplied by fifty percent (50%).  If a Product is supplied to a Back of Room Sale outside the United States, the Back of Room Surcharge is calculated after adding in the International Surcharge.

A-2